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                                                                   EXHIBIT 10.41

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                          :
In re                                     :   Chapter 11 Case Nos.
                                          :
LORAL SPACE                               :   LEAD CASE 03-41710 (RDD)
  & COMMUNICATIONS LTD., et al.,          :   03-41709 (RDD) through
                                          :   03-41728 (RDD)
                  Debtors.                :   (Jointly Administered)
                                          :
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                      CONSENT ORDER APPROVING KEY EMPLOYEE
                   RETENTION PLAN AND OTHER RELIEF FOR CERTAIN
                EMPLOYEES OF THE DEBTORS' CORPORATE HEADQUARTERS
          PURSUANT TO SECTIONS 105(A) AND 363(B) OF THE BANKRUPTCY CODE

            Upon the motion dated November 3, 2003 (the "Motion"), of Loral Space & Communications Ltd. ("Loral Ltd.") and its affiliated debtors (collectively, with Loral Ltd., "Loral" or the "Debtors") for, inter alia, the approval of (i) a key employee retention plan (the "Retention Plan") for certain employees of Space Systems/Loral ("SS/L"), for certain employees of the Loral Skynet Division ("Loral Skynet") of Loral SpaceCom Corporation ("SpaceCom") and for certain employees of the Debtors' corporate headquarters ("Corporate"); (ii) enhanced severance (the "Enhanced Severance Arrangements") for certain employees of SS/L and Corporate; and (iii) certain "change in control" severance agreements for two SS/L employees (the "Change in Control Agreements" and, together with the Retention Plan and the Enhanced Severance Arrangements, the "Employee Retention Programs"), as more fully set forth in the Motion; and this Court's Order dated November 26, 2003 (the "Consent Order"), (x) approving the relief requested in the Motion with respect to SS/L and Loral Skynet, as consensually amended by the Debtors and the statutory committee of unsecured creditors
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appointed in these chapter 11 cases (the "Creditors' Committee"), and (y)
continuing the hearing to December 18, 2003 at 10 a.m., as agreed by the Debtors, the Creditors' Committee, the agents for the Debtors' secured bank creditors (the "Agent") and the Ad Hoc Committee of Preferred Shareholders of Loral to enable the Creditors' Committee fully to consider the Debtors' requests as to the Employee Retention Programs as they relate to Corporate and as to the Change in Control Agreements; and it appearing that due and sufficient notice of the Motion having been provided in accordance with the Order of the Court dated July 15, 2003, establishing notice procedures in these chapter 11 cases, and it further appearing that no other or further notice need be provided; and the Court having jurisdiction to consider the Motion and the relief requested by the Debtors and having deemed that the relief requested as to Corporate, as amended following extensive negotiations with the Creditors' Committee, is in the best interests of the Debtors and all parties in interest; and upon the consent of the Creditors' Committee, and there being no objection from the Agent or from the Ad Hoc Committee of Preferred Shareholders of Loral to the relief granted herein, and upon all the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor, it hereby is, ORDERED, ADJUDGED AND DECREED:

      I. Corporate Retention Plan. The Corporate Retention Plan as amended and hereinafter set forth be, and the same hereby is, approved.

            A. Fourteen identified employees at Corporate will be eligible for Retention Plan payments as stated below:

                        (i) Group 1 - two employees. Each of these employees will be entitled to receive an amount equal to 55% of such employee's 2003 annual base salary.

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                        (ii)  Group 2 - eight employees. Each of these employees
                              will be entitled to receive an amount equal to 50% of such employee's 2003 annual base salary.

                        (iii) Group 3 - four employees. Each of these employees
                              will be entitled to receive an amount equal to 40% of such employee's 2003 annual base salary.

            B. Retention Plan payments will be made as follows, provided the employee is in the employment of Corporate on the payment date:

                        (i) The President, the Chief Financial Officer, and the General Counsel - 100% upon the occurrence of Triggering Event(s) (as defined below) for all of SpaceCom, Loral Orion, Inc. ("Orion") and SS/L. If the Triggering Event(s) do not occur by September 1, 2004, then 25% of the total retention payment will be paid on September 1, 2004, and the balance of 75% of the total retention payment shall be paid upon the occurrence of the Triggering Event(s) for all of SpaceCom, Orion and SS/L.

                        (ii) For all other participants, 25% of the total retention payment will be paid on each of December 24, 2003, and June 30, 2004, and the balance of 50% shall be paid upon the occurrence of the Triggering Event(s) for all of SpaceCom, Orion and SS/L.

      II.   General Retention Plan Provisions.

            A. A Triggering Event shall mean any of (i) the effective date of a plan of reorganization, (ii) a liquidation, closure or shutdown, (iii) a sale of all or substantially all of the assets (excluding the sale of assets to Intelsat approved by the Court on October 24, 2003), or (iv) a termination of employment without "cause" (other than death or disability) by Loral or resignation for "good reason" by executive, in each case after a majority of Loral's Board of Directors is not comprised of members of the "Incumbent Board," with such terms having the meaning ascribed to them in the Debtors prepetition employee protection agreements (other than clause (iv) of the definition of "good reason").

            B. Notwithstanding any requirement that an employee be employed by Corporate on specified payment dates, if an employee's employment is terminated as a result of death or disability, such employee shall receive, to the extent not already paid, a pro rata amount of such employee's full retention payment based on employee's actual service from September 1, 2003 through the applicable Triggering Event(s). Any payment of a pro


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                  rata amount to an employee shall be paid at the same time as payments are made pursuant to the payment schedules set forth above.

            C. Retention Plan payments are in addition to any amounts awarded under Loral's 2003 management incentive bonus plan which amounts shall not exceed the per employee amount as submitted to the Creditors' Committee pursuant to a letter dated December 17, 2003 (the "Letter").

            D. The Debtors agree that they will provide the Creditors' Committee with prior notice of any proposed 2004 management incentive plan or other bonus plan prior to implementation thereof.

      III. Corporate Enhanced Severance Arrangements. Certain Corporate employees who may be involuntarily terminated without cause will be eligible to receive enhanced severance payments as hereinafter set forth (such severance amounts being in addition to amounts payable under Corporate's existing severance policy).

            A. Group 1 - 3 employees. Each of these employees shall receive severance payments equal to 175% of such employee's 2003 annual base salary. These severance payments are not subject to mitigation by the employee.

            B. Group 2 - 6 employees. Each of these employees shall receive severance payments equal to 133% of such employee's 2003 annual base salary. These severance payments are subject to mitigation by the employee starting on the 12 month anniversary of such employee's termination.

            C. Group 3 - 6 employees. Each of these employees shall receive severance payments equal to 100% of such employee's 2003 annual base salary. These severance payments are subject to mitigation by the employee starting on the 9 month anniversary of such employee's termination.

            D. Group 4 - 13 employees. Each of these employees shall receive severance payments equal to 66% of such employee's 2003 annual base salary. These severance payments are not subject to mitigation by the employee

            E.    Severance payments shall be made as follows:

                        (i)   Group 1 - Lump sum payment.

                        (ii) Group 2 - Lump sum payment of severance attributable to period prior to mitigation period; upon the commencement of the mitigation period, severance payments shall be made in the form of salary continuation based on a dollar for dollar reduction of severance for any salary received from a new employer during the severance mitigation period.


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                        (iii) Group 3 - Lump sum payment of severance
                              attributable to period prior to mitigation period; upon the commencement of the mitigation period, severance payments shall be made in the form of salary continuation based on a dollar for dollar reduction of severance for any salary received from a new employer during the severance mitigation period.

                        (iv)  Group 4 - Lump sum payment.

            F. Employees in each Group will receive continued medical coverage on the same terms and conditions as active employees until the earlier of the end of the applicable severance period and the date upon which such employee becomes covered under the medical plan(s) of another employer and outplacement assistance.

            G. Each employee entitled to payments hereunder that also is a party to a prepetition Employee Protection Agreement, shall execute a waiver and release of all of such employee's claims under such employee's prepetition Employee Protection Agreement, including but not limited to any rejection damage claim thereunder, prior to receipt of any payment hereunder and in the case of Eric Zahler, Richard Townsend, Avi Katz, C. Patrick DeWitt, by not later than December 24, 2003. The foregoing shall not apply to, and no employee shall release, any severance amounts payable under Corporate's existing severance policy.

            H. If severed from their employment, Eric Zahler and Richard Townsend shall execute appropriately reasonable nondisclosure agreements with a term of one year from the date of severance.

      IV. Change in Control Agreements. The Debtors may provide additional severance protection through Change in Control Agreements to C. Patrick DeWitt and Ronald Haley (each, an "Executive") to cover the Executive if such Executive is involuntarily terminated without cause or if the Executive terminates employment for "good reason" within one year following a change in control as hereinafter set forth:

            A. The Change in Control Agreements shall be in lieu of any existing prepetition Employee Protection Agreements and payments thereunder shall be equal to 1.5 times current annual base salary for each such Executive and continuation of existing benefits for each such Executive until the earlier of
                  1.5 years and the date upon which such Executive starts receiving comparable benefits from another employer.

            B. With respect to any employee that is entitled to become a party to a Change in Control Agreement that is a party to a prepetition Employee Protection Agreement, such employee will not receive any payment under


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                  any Employee Retention Program unless and until such employee executes a waiver and release of all of such employee's claims under such employee's prepetition Employee Protection Agreement. The foregoing shall not apply to, and no employee shall release, any severance amounts payable under SS/L's existing severance policy.

            C. The Change in Control Agreements, which have a two year term, provide that severance benefits are payable if the Executive is involuntarily terminated without cause or for "good reason" within one year following a change in control.

            D. "Good reason" to terminate employment exists with respect to the Executive if there is (i) any diminution of, or assignment by SS/L or Loral Ltd. (as applicable, "Company"), of duties inconsistent with Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control (as defined below), or a change in Executive's titles or positions as in effect immediately prior to a Change in Control, or any removal of Executive from, or any failure to reelect Executive to, any of such titles or positions, except in connection with Executive's termination of employment for disability, voluntary termination or Cause or as a result of Executive's death, or by Executive other than for "good reason", (ii) a reduction by the Company in Executive's base salary as in effect on the date hereof or as the same may be increased from time to time, or the Company's failure to increase Executive's base salary (within twelve
                  (12) months of Executive's last increase in base salary prior to a Change in Control or any anniversary of the date of such increase) after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company (excluding Executive) effected in the preceding 12 months;
                  (iii) any failure to continue any material employee benefit, incentive or securities plan or arrangement, or the taking of action that adversely affects the Executive's participation in or reduces benefits under such plans or arrangements unless a substantially comparable plan or arrangement is provided; (iv) the relocation of the primary workplace of the Executive by more than a reasonable commuting distance; (v) a substantial increase in business travel obligations over such obligations as they shall have existed at the time of a Change in Control;
                  (vi) any failure to provide the number of paid vacation days to which the Executive was entitled at the time of the Change in Control; (vii) any material breach of the Change in Control Agreement; (viii) any failure to obtain the satisfactory agreement from any successor to assume and agree to perform the Change in Control Agreement; and (ix) any purported termination of employment without prior written notice specifying the reason for such termination.

            E. For the purposes of the Change in Control Agreements, a "Change in Control" includes (i) any purchase of shares of the Company's common


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                  stock or securities convertible into shares of common stock made pursuant to a tender or exchange offer (other than any such tender offer or exchange made by the Company); (ii) acquisition by any person (other than any employee benefit plan sponsored by the Company or its subsidiaries) of beneficial ownership of 20% or more of the total voting power of the Company's then outstanding stock and securities, except as a result of a merger or consolidation in which the voting securities of the Company immediately prior to such merger or consolidation represent at least 75% of the combined voting power of the stock of the Company or the surviving company or any parent thereof outstanding immediately after such merger or consolidation; (iii) change in the composition of the Board of the Company, so that existing Board members and their approved successors do not constitute a majority of such Board; (iv) consummation of a merger or consolidation of the Company unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 75% or more of the voting securities of the resulting entity; and (v) shareholder approval of a liquidation or dissolution of the Company or there is a sale of substantially all of the Company's assets.

            F. The definition of Change in Control set forth in paragraph IV.C hereof shall not include the conversion of debt obligations of the Debtors prior to the petition date to equity in the reorganized Company on account of such interest pursuant to a plan of reorganization, or the resultant change in the composition of the Board of Directors of the Company, except in the event of the acquisition of the requisite amount of stock to control the Company directly or indirectly by a "competitor" of SS/L (as defined in the Letter).

            G. Severance payments may be grossed-up to the extent necessary to cover any "golden parachute" excise taxes under Section 4999 of the Internal Revenue Code such that the net amount retained by Executive after income taxes and excises taxes on the gross-up amount equals the severance amount. Legal fees in connection with a good faith dispute involving the Change in Control Agreements shall be paid or reimbursed by the Debtors.

      V. The Debtors are authorized to execute, deliver, implement and to perform in accordance with any and all instruments and documents and to take any and all actions necessary or appropriate to effectuate the Corporate portions of the Employee Retention Programs, as set forth above, including, without limitation, the payments approved by this Order.

      VI. Nothing contained in the Motion or in this order shall be deemed a request by the Debtor for approval to assume any executory contract pursuant to section 365 of the Bankruptcy Code.

      VII. The Court retains jurisdiction to interpret, implement, and enforce the terms and provisions of this Order.


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      VIII. The requirement pursuant to Rule 9013-1(b) of the Local Bankruptcy
            Rules for the Southern District of New York that the Debtors file a memorandum of law in support of the Motion hereby is waived.

Dated:   December 18, 2003
         New York, New York
                                            /s/ Robert D. Drain
                                            -----------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE
CONSENTED TO:

Akin, Gump, Strauss, Hauer & Feld, LLP
590 Madison Avenue
New York, New York  10022
(212) 872-1000
Attorneys for the Creditors' Committee


By:      /s/ David Botter
   -------------------------------------
         A Member of the Firm

NO OBJECTION:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
(212) 450-4000 Attorneys for the Agent

By:      /s/ Marshall S. Huebner
   -------------------------------------
         A Member of the Firm

Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas
New York, New York  10020-1089
(212) 768-6700
Attorneys for Ad Hoc Committee of
  Preferred Shareholders of Loral Space
  & Communications, Ltd.

By:      /s/ John A. Bicks
   -------------------------------------
         A Member of the Firm


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